NEWS RELEASE
------------


                         Contact:  David Amy, Chief Financial Officer
                                   Patrick Talamantes, Dir. of Corporate Finance
                                   Phone: (410) 467-5005

          SINCLAIR BROADCAST GROUP (SBGI) DISCUSSES THIRD QUARTER 1996
                              BROADCAST CASH FLOW


October 18, 1996 -- Baltimore -- Sinclair Broadcast Group, Inc. (the "Company") announced today that it estimates pro forma broadcast cash flow (BCF) for the three months ended September 30, 1996 to be 4%-5% below the three months ended September 30, 1995 based upon a preliminary review of its operating results. On an actual basis, however, the Company's reported BCF will nearly double due to various acquisitions completed during 1996, including the River City acquisition.

The loss of the Company's NBC affiliation in Raleigh, NC, and the loss of its Fox affiliation in Birmingham, AL, resulted in a decline in advertising revenues as the Company anticipated. The loss of the network affiliations in these markets resulted from the acquisitions by NBC and Fox, respectively, of stations in those markets. These factors coupled with a lack of growth in non-Olympics television advertising will result in the Company realizing flat pro forma third quarter 1996 revenues compared to third quarter 1995. The primary reason for the increase in costs was the higher quality syndicated programs the Company has purchased, which resulted in an increase in program payments during the third quarter of 1996 as compared to the same period of 1995. SBGI does, however, expect modest pro forma growth in revenues and BCF for the fourth quarter 1996 over the fourth quarter 1995.

As previously discussed at the initial press conference announcing the River City acquisition, the Company expects $3-5 million in cost reductions on an annualized basis. The Company has not yet completed the agreements to realize these savings and they are not reflected in the Company's operating results.

Sinclair Broadcast Group, Inc. is one of the nation's largest broadcast groups, owning and/or providing programming services to 28 television stations in 20 separate markets, and owning, providing sales and programming services to, or having options to acquire, 33 radio stations in 8 separate markets. The television group reaches 14.82% of U.S. television households and includes ABC, CBS, Fox, and UPN affiliates. The radio group is one of the top twenty groups in the United States.

The matters discussed in this report are foward-looking statements. Such statements are subject to a number of risks and uncertainties, such as the impact of changes in national and regional economics, successful integration of acquired television and radio stations (including achievement of synergies and cost reductions), pricing fluctuations in local and national advertising and volatility in programming costs. Additional risk factors regarding the Company are set forth in the registration statement on Form S-3 filed with the Securities and Exchange Commission on September 18, 1996 (as amended).


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